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                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of CTS Corporation and Dynamics Corporation of America for the registration of CTS Corporation's Common Stock and to the incorporation by reference therein of our reports dated February 26, 1997, with respect to the consolidated financial statements and schedules of Dynamics Corporation of America included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Stamford, Connecticut
September 2, 1997